Exhibit (a)(1)(v)

                                    Offer by
                        FARMERS CAPITAL BANK CORPORATION
                              To Purchase for Cash
                    Up to 550,000 Shares of Its Common Stock
  At a Purchase Price of Not Greater Than $35.00 Nor Less Than $31.00 Per Share

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   The Tender Offer (the "Offer"), the Proration Period and Withdrawal Rights
 expire at 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16,
                      2007, unless the Offer is extended.
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To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated July 19, 2007 and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the "Offer") in connection with the Offer by Farmers Capital Bank Corporation, a Kentucky corporation (the "Company"), to purchase for cash up to 550,000 shares of its common stock, par value $0.125 per share (the "Shares"), at a price specified by its shareholders not greater than $35.00 nor less than $31.00 per Share, without interest, upon the terms and subject to the conditions of the Offer.

      We are the holder of record of Shares held for your account. As such, only we, pursuant to your instructions, can tender your Shares. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      The Company will determine a single per Share price (not greater than $35.00 nor less than $31.00 per Share) that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the purchase price that will allow it to purchase 550,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to "odd lot" tenders, proration and conditional tender described in the Offer to Purchase. All Shares acquired in the Offer will be purchased at the same price.

      Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders will be returned at the Company's expense to the shareholders who tendered such Shares promptly after the Expiration Time (as defined in the Offer to Purchase). As described in the Offer to Purchase, the Company expressly reserves the right to purchase, in its sole discretion, up to an additional 2% of its outstanding Shares without extending the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

      As described in the Offer to Purchase, if fewer than all Shares properly tendered and not properly withdrawn at or below the purchase price are to be purchased by the Company, the Company will purchase tendered Shares in the following order of priority:

      o First, from all shareholders who own beneficially or of record, an aggregate of fewer than 100 Shares ("odd lots") who properly tender, and do not properly withdraw, all of such Shares at or below the purchase price selected by the Company (partial tenders will not qualify for this preference);

      o     Second, subject to the conditional tender provisions described in
            Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly, and do not properly withdraw, tender Shares at or below the purchase price selected by the Company; and

      o Third, only if necessary to permit the Company to purchase 550,000 Shares (or such greater number of Shares as the Company may elect to purchase subject to applicable law) from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the tender offer. See Section 6 of the Offer to Purchase.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. You may tender Shares at a price not greater than $35.00 nor less than $31.00 per Share, as indicated in the attached Instruction Form.

2. The Offer, the proration period and withdrawal rights expire at 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless the Offer is extended by the Company.

3. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase including the issuance of trust preferred securities in an amount that, together with excess cash, will be sufficient to purchase the Shares and pay related fees and expenses. See
      Section 7 of the Offer to Purchase.

4. The Offer is for 550,000 Shares, constituting approximately 6.97% of the Company's outstanding shares as of July 10, 2007.

5. Tendering shareholders who are registered shareholders or who tender their Shares directly to American Stock Transfer & Trust Company, the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company or the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

6. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7. If you hold beneficially or of record an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the purchase price before the Expiration Time (as defined in the Offer to Purchase) and check the box captioned "Odd Lots" on the attached Instruction Form, the Company on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the purchase price and not properly withdrawn.


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

8. If you wish to condition your tender upon the purchase of all Shares tendered or upon the Company's purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company's purchase of Shares from all tenders which are so conditioned may be determined by random lot. To elect such a condition complete the section captioned "Conditional Tender" in the attached Instruction Form.

      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

      Your Prompt Action is Requested. Your Instruction Form Should Be Forwarded to Us in Ample Time to Permit Us to Submit the Tender on Your Behalf Before the Expiration of the Offer.

      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


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

                                Instruction Form
                          With Respect to the Offer by
                        FARMERS CAPITAL BANK CORPORATION
          to Purchase for Cash Up to 550,000 Shares of its Common Stock

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 19, 2007 and the related Letter of Transmittal (which together, as amended or supplemented, constitute the "Offer"), in connection with the Offer by Farmers Capital Bank Corporation ("Farmers Capital") to purchase up to 550,000 shares of its common stock, par value $0.125 per share (the "Shares"), at a price not greater than $35.00 nor less than $31.00 per Share, without interest. The undersigned hereby instruct(s) you to tender to Farmers Capital the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

      Number of Shares Being Tendered Hereby: ___________ Shares*

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

      Check Only One Box. if More Than One Box is Checked, or if No Box is Checked, There is No Valid Tender of Shares.

        Shares Tendered at Price Determined Pursuant to the Tender Offer
                (See Instruction 5 of the Letter of Transmittal)

|_| The undersigned wants to maximize the chance of having Farmers Capital purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price determined by Farmers Capital pursuant to the Offer (the "Purchase Price"). The undersigned should understand that this election may lower the Purchase Price and could result in the tendered Shares being purchased at the minimum price of $31.00 per share.

                                    -- OR --

               Shares Tendered at Price Determined by Shareholder
                (See Instruction 5 of the Letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked below. A shareholder who desires to tender Shares at more than one price must complete a separate instruction form for each price at which the shareholder tenders Shares. You cannot tender the same Shares at more than one price unless you have previously validly withdrawn those Shares tendered at a different price in accordance with Section 5 of the Offer to Purchase.

      Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered

|_| $31.00        |_| $32.00       |_| $33.00        |_| $33.75      |_| $34.50
|_| $31.25        |_| $32.25       |_| $33.25        |_| $34.00      |_| $34.75
|_| $31.50        |_| $32.50       |_| $33.50        |_| $34.25      |_| $35.00
|_| $31.75        |_| $32.75


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

                                    Odd Lots
                (See Instruction 6 of the Letter of Transmittal)

      To be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

      On the date hereof, the undersigned either (check one box):

|_| is the beneficial or record owner of an aggregate of fewer than 100 Shares and is tendering all of those Shares; or

|_|   is a broker, dealer, commercial bank, trust company or other nominee that
      (i) is tendering, for the beneficial owner(s) thereof, Shares with respect to which it is the record holder, and (ii) believes, based upon representations made to it by such beneficial owner(s), that each such person was the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of such Shares.

In addition, the undersigned is tendering Shares (check one box):

|_| at the Purchase Price, which will be determined by Farmers Capital in accordance with the terms of the Offer (persons checking this box should check the box above under the heading "Shares Tendered at Price Determined Pursuant to the Tender Offer"); or

|_| at the price per share indicated above under the heading "Shares Tendered at Price Determined by Shareholder."

                               Conditional Tender
                (See Instruction 16 of the Letter of Transmittal)

      A tendering shareholder may condition his or her tender of Shares upon Farmers Capital purchasing a specified minimum number of the Shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by Farmers Capital pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder's responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor. Unless you check the box immediately below and specify, in the space provided, a minimum number of Shares that must be purchased, your tender will be deemed unconditional.

|_| The minimum number of Shares that must be purchased, if any are purchased, is: _______ Shares

      If, because of proration, the minimum number of Shares designated will not be purchased, Farmers Capital may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked the box below:

|_|   The tendered Shares represent all Shares held by the undersigned.


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

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

                                    SIGN HERE


Signature(s): ____________________________________________________________


Name(s): ________________________________________________________________
                                 (PLEASE PRINT)


Taxpayer Identification or Social Security Number: _____________________________


Address(es):______________________________________________________________


________________________________________________________________________
                              (INCLUDING ZIP CODE)


Area Code/Phone Number: ______________________________________________


Date: _________________


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